Exhibit 99.1

Atlantic Southern Financial Group, Inc. Reports Record Third Quarter Net Earnings

MACON, Ga., October 17, 2007 — Atlantic Southern Financial Group, Inc. (NASDAQ Global Market: ASFN) today announced record financial results for the nine months ended September 30, 2007 and the third quarter of 2007.  Compared with the third quarter of 2006, the Company achieved a 23% increase in net earnings while diluted earnings per share remained the same as prior year.

For the third quarter of 2007, net earnings increased to $2,061,000 compared to $1,678,000 a year earlier.  Diluted earnings per share remained unchanged with $0.46 for the third quarter 2007 and 2006.  Net earnings were $6,002,000 for the nine months ended September 30, 2007 compared to $4,099,000 for the nine months ended September 30, 2006.  Diluted earnings per share for the nine months ended September 30, 2007 increased to $1.35 from $1.26 for the nine months ended September 30, 2006.

Total non-interest expense of $4.9 million increased $2.5 million, or 102%, from the third quarter of 2006.  The acquisitions of Sapelo National Bank and First Community Bank accounted for $1.14 million of the total increase.  Salaries and employee benefit costs totaled $2.6 million, which was $1.3 million, or 98% higher than the third quarter of 2006.  Acquisitions accounted for $521,000 of the salary and benefits increase, with the rest primarily due to staffing de novo locations and organic growth.  Occupancy expense increased $314,000 to $604,000 reflecting higher costs to operate additional banking offices.

Mark Stevens, President & CEO, stated, “The third quarter produced record earnings.  Our earnings continue to increase although our net interest margin has suffered some compression for the year. Margin compression is a result of the economic environment we continue to operate in.  On a positive note, our primary source of funds has an average maturity of 6.74 months with approximately $134 million of our certificates of deposits repricing in the fourth quarter. Additionally 3.15% of our deposits are in money market accounts and 9.22% of our deposits are in premium checking accounts with the premium checking rate tied directly to the 90 day T-Bill. While further compression may occur, our asset liability mix should allow the margin to stabilize sooner rather than later.”  For the third quarter of 2007, the net interest margin was 3.89% compared to 4.15% for the third quarter of 2006.

“We now operate fifteen retail banking centers in eight Georgia counties and one loan production office in Lowndes County, Georgia.  We announced in August that we were purchasing a charter from CenterState Bank Mid Florida, a subsidiary of CenterState Banks of Florida, Inc., that will allow us to branch into Florida. We have entered into a lease and will locate a full-service branch at 13474 Atlantic Boulevard in Jacksonville. The branch will begin operating by November 30, 2007. The Jacksonville metro area is home to over 1 million people and has approximately $29 billion in bank deposits. Our plan is to hire Florida bankers, which will strengthen our management team and provide Florida banking expertise. We remain on track to converting our loan production office into a full-service branch located on Norman Drive in Valdosta by year end, and our Cypress Mill branch in Brunswick is under major renovations with construction to be completed by year end”, Stevens said.

At September 30, 2007, total gross loans were $662.6 million, up $129.5 million or 24%, from December 31, 2006.  This increase is partly due to $50.0 million in loans from the Company’s acquisition of First Community Bank during the first quarter.  “It is important to note that our asset quality remains sound.  As of September 30, 2007, we had approximately $3.2 million in non-accrual loans with the majority of the balance consisting of a $3.0 million non-accrual loan secured by real estate that has been tied up in bankruptcy. Based on a recent court hearing, it appears that our collateral will be released from the bankruptcy court no later than the first quarter of 2008. Our loan is well secured and we anticipate no loss. It is also important to note that we have no Atlanta residential real estate financed. Our management team remains committed to stringent underwriting criteria and sound credit administration”, Stevens said.  The Company’s assets grew by 23% and ended the quarter at $824,890,000 compared to $671,075,000 at December 31, 2006.

About Atlantic Southern Financial Group, Inc. and Atlantic Southern Bank

With headquarters in Macon, Georgia, Atlantic Southern Financial Group, Inc., operates nine banking locations in the middle Georgia markets of Macon and Warner Robins and six locations in the coastal markets of Savannah, Darien, Brunswick and St. Simons Island, Georgia and a loan production office in Valdosta, Georgia.  The Company specializes in commercial real estate and small business lending.

Safe Harbor

This news release contains forward-looking statements, as defined by Federal Securities Laws, including statements about financial outlook and business environment.  These statements are provided to assist in the understanding of a future financial performance and such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements.  Any such statements are based on current expectations and involve a number of risks and uncertainties.  For a discussion of factors that may cause such forward-looking statements to differ materially from actual results, please refer to the section entitled “Forward-Looking Statements” in Atlantic Southern Financial Group, Inc.’s annual report filed on Form 10-K with the Securities and Exchange Commission.